Exhibit 99.2

Press Release	Source:YTB International

YTB International, Inc. Elects Lou Brock to Board of Directors
Monday, January 8, 2007

WOOD RIVER, IL -- Jan 8, 2007 -- YTB International, Inc. YTB International, Inc. announced that MLB Hall of Fame member, Lou Brock has been elected to its Board of Directors, effective December 27, 2006.

Mr. Brock is one of Major League Baseball’s all-time hits and stolen base leaders. Among nearly 20,000 players to play Major League Baseball, Brock is the 22nd all-time hits leader with 3,023 lifetime hits and he is the second all-time stolen base leader with 938 lifetime stolen bases. He was inducted into baseball's Hall of Fame in 1985. He was named one of the Top 100 Players of the 20th Century.

Brock began his 19-year career with the Chicago Cubs. He was traded three years later to the St. Louis Cardinals. During the next 16 years with the Cardinals he became one of the greatest players in the history of baseball. He batted a combined .391 in three World Series and batted a combined .375 in six All-Star games. He also batted over .300 seven times in his career. Lou Brock is the only player in the history of Major League Baseball to have an award named in his honor while still an active player. The Lou Brock Award is granted to the National League player with the most stolen bases each year.

Lou and his wife, Rev. Jacqueline Brock, serve on the board of several universities and many local and national youth organizations, including Education Is Freedom Foundation, Variety Club for Children, Wyman Youth Camp, Old Newsboys Day Children’s Charities, ECHO Children’s Home and their own Lou Brock Scholarship Foundation.  The Foundation was established in 1979 and provides annual scholarships totaling over $20,000 to needy graduating high school students in their pursuit of higher education. More than $300,000 in scholarships has been awarded since 1995. Lou holds honorary Doctorate degrees from Washington University, St. Louis, MO; Southern University, Baton Rouge, LA; and Missouri Valley College, Marshall MO. He serves on the boards of Premier Bank, Missouri Valley College and Education is Freedom.

Lou and Jackie are both ordained ministers and travel extensively delivering inspirational, motivational, and spiritual messages. Their blended family consists of six children, four grandchildren, and four great-grandchildren. Lou currently serves as a spring training instructor for the St. Louis Cardinals and he is considered as one of Major League Baseball’s finest Ambassadors.

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing on-line travel agencies through a nationwide network of over 60,000 independent business people, known as Independent Marketing Representatives, or "IMRs." YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of on-line travel agents (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The REZconnect Technologies division builds online reservation systems for suppliers within the travel industry.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
YTB International, Inc.
Andrew Cauthen, Secretary
1901 E. Edwardsville Rd.
Wood River, IL 62095
618-655-9477